Exhibit 99.1

FOR IMMEDIATE RELEASE	714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Corporation Announces Expiration of Withdrawal Rights
Pursuant to the Terms of the Previously Announced Tender Offer
MECHANICSBURG, PENNSYLVANIA — May 24, 2011 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that in connection with the previously announced cash tender offer (the “Tender Offer”) by Select Medical Corporation (“Select”) for up to $266,500,000 aggregate principal amount (the “Maximum Tender Amount”) of Select’s 7 5/8% Senior Subordinated Notes due 2015 (CUSIP No. 816196AJ8) (the “Notes”), pursuant to the Offer to Purchase and Consent Solicitation Statement dated April 25, 2011, as subsequently amended and supplemented (as amended, the “Offer to Purchase”), the withdrawal rights provided to all holders of the Notes that validly tendered (and did not validly withdraw) their Notes expired at 5:00 p.m., New York City time, on May 23, 2011 (the “Withdrawal Right Expiration Date”).
Select will pay all holders of the Notes that validly tender (and do not validly withdraw) their Notes on or prior to 11:59 p.m., New York City time, on May 31, 2011 (the “Expiration Date”), and whose Notes are accepted for purchase, $1,027.92 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the date of payment.
As of the Withdrawal Right Expiration Date, the amount of Notes validly tendered (and not validly withdrawn) has exceeded the Maximum Tender Amount. Since the Notes may no longer be withdrawn (except in the limited circumstances described in the Offer to Purchase), we expect that only the Maximum Tender Amount will be accepted for purchase, and the Notes will be purchased on a pro rata basis (with adjustments in order to avoid the purchase of Notes in a principal amount other than multiples of $1,000). As a result, each holder that validly tenders or has previously tendered Notes may have a portion of its Notes returned to it, and the amount of Notes returned will depend on the ultimate level of participation of holders in the Tender Offer.
The sum of each holder’s validly tendered Notes accepted for purchase will be determined by multiplying each holder’s tender by the proration factor, and rounding the product down to the nearest $1,000. Select will determine the final proration factor as soon as practicable after the Expiration Date and announce the results of such proration by press release or other permitted means.
The Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase, as amended by this announcement, including, without limitation, Select’s entry into a new senior credit facility or other debt financing on terms reasonably satisfactory to Select and resulting in the issuance of indebtedness having an aggregate principal amount of not less than $1.15 billion. There can be no assurance that Select will enter into a new senior credit facility or that the proceeds therefrom, when combined with Select’s other available funds, will be sufficient to pay the total consideration in connection with the Tender Offer.

Holders of the Notes are urged to read the Offer to Purchase, as amended and supplemented, carefully.
Select has engaged J.P. Morgan Securities LLC and Goldman, Sachs & Co. as Dealer Managers and Solicitation Agents for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (800) 245-8812 (toll free) or (212) 270-3994 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-5128 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (bank and brokers) or at (800) 628-8510 (toll free).
This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Tender Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Company Information and Forward Looking Statements
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of March 31, 2011, Holdings operated 110 long term acute care hospitals and eight inpatient rehabilitation hospitals in 28 states. Holdings is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 945 locations in 35 states and the District of Columbia. Holdings also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Holdings is available at http://www.selectmedicalholdings.com/
This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Holdings cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Tender Offer, including the Expiration Date, Early Tender Deadline and possible completion of the Tender Offer and Select’s entry into a new senior credit facility and the amount and use of proceeds therefrom. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Holdings does not undertake to update any of these statements in light of new information or future events, except, with respect to the Tender Offer, as specifically set forth in this press release.
Contact:
Investor inquiries:
Joel T. Veit
Vice President & Treasurer
717/972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation